`	FOR IMMEDIATE RELEASE Contact: Andre C. Dimitriadis, Chairman & CEO Wendy L. Simpson, Vice Chairman & CFO (805) 981-8655

LTC ANNOUNCES PARTIAL REDEMPTION OF
9.5% SERIES A CUMULATIVE PREFERRED STOCK

     MALIBU, CALIFORNIA, December 31, 2003 — LTC Properties, Inc. (the “Company”) (NYSE:LTC) announced today that it has called for a redemption of 1,225,680 shares of its 9.5% Series A Cumulative Preferred Stock (NYSE: LTC PrA) (the “Series A Preferred Stock”) representing 40% of the total number of outstanding shares of Series A Preferred Stock. The redemption date of the Series A Preferred Stock will be January 30, 2004 (the “Redemption Date”), and the redemption price will be $25.00 per share of Series A Preferred Stock, plus accrued and unpaid dividends, up to and including the Redemption Date or a total of $25.1914 per share (the “Redemption Price”). The dividend payment due on January 15, 2004, on the Series A Preferred Stock will be made in the usual manner.

     The Series A Preferred Stock called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable. Holders who hold shares of Series A Preferred Stock through the Depositary Trust Company will be redeemed in accordance with the Depository Trust Company’s procedures. On or before the Redemption Date, the funds necessary for the redemption of the 1,225,680 shares of Series A Preferred Stock will have been set aside by the Company in trust for the benefit of the holders thereof. Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Series A Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

     After the Redemption Date, dividends on such Series A Preferred Stock will cease to accrue on such shares and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders in respect of such Series A Preferred Stock being redeemed will terminate, except for the right to receive the Redemption Price, without interest thereon.

     Holders of Series A Preferred Stock need take no action with respect to their shares of Series A Preferred Stock not being called for redemption.

     The notice of redemption and related materials will be mailed to registered holders of the Series A Preferred Stock called for redemption on or about December 31, 2003. Shares of the Series A Preferred Stock called for redemption are to be surrendered to Computershare Trust Company of New York, as redemption agent, for payment of the Redemption Price, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to Computershare Trust Company of New York, at 800-245-7630.

     The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

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